80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281 USA
PH: +1 480.333.3700
www.MedAire.com
ASX: MDE

MedAire Shareholder Actions Take Effect

TEMPE, Ariz. (March 10, 2006) – MedAire, Inc. (ASX Code: MDE) today announced that all of the shareholder actions described in the Consent Resolutions filed with the U.S. Securities and Exchange Commission (SEC) on Schedule 14C on February 9, 2006 have been finalized and have taken effect. With the Consent Resolutions taking effect, all lawsuits between MedAire and its shareholders have been rescinded by the respective filing parties.

The action coincided with MedAire’s initial Board of Directors’ meeting of 2006, held March 9, 2006, where company founder, Joan Sullivan Garrett was elected Chairman, and Neil Warren Hickson was elected Treasurer/Secretary. The Board also confirmed James A. Williams’ appointment as MedAire’s Chief Executive Officer.

Said Williams, “I am pleased with the appointment and very excited about the great opportunities ahead as we work toward creating greater shareholder value through profitable growth.”

“Said Garrett, “Through Jim Williams’ expertise and guidance from our Board, we believe 2006 will represent a landmark year in the history of the company as we bring greater focus to strengthening our core competencies and accelerating our pace of development. I look forward to supporting that work by focusing my time and energies on promoting MedAire’s standard of care within the many markets we serve.”

About MedAire

Established in 1985, MedAire provides real-time, emergency medical and security assistance services for companies with employees, customers or guests in remote environments. Clients include commercial airlines, corporate flight departments, maritime operators and government agencies. In providing clients a total health and security solution, MedAire also provides clients with related training, web-based information and specialized resources such as medical and security kits. MedAire, listed under MDE on the Australian Stock Exchange, can be found on the Internet at www.MedAire.com.

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MedAire Contact:

Steve Holstein, Phone: +1.480.333.3700, Email: sholstein@medaire.com

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.